Exhibit 21.1

SUBSIDIARIES OF GLOBAL MOBILETECH, INC.

The following represents a list of Global MobileTech, Inc’s subsidiaries:

Name

          Ownership

                 State of Incorporation

Trevenex Acquisitions, Inc.

(wholly owned subsidiary)

100%                                   Nevada

Info-Accent Sdn Bhd

100%

            Malaysia

(wholly owned subsidiary

                of Trevenex Acquisitions, Inc.)